Exhibit 4.3

WARRANT AMENDMENT AGREEMENT

This Warrant Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of August 10, 2021, between Li-Cycle Holdings Corp., an Ontario corporation (“Parentco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, Peridot Acquisition Corp., formerly a Cayman Islands exempted company continued under the laws of the Province of Ontario (the “Company”), and the Warrant Agent were parties to that certain Warrant Agreement, dated as of September 23, 2020, and filed with the United States Securities and Exchange Commission on September 28, 2020 (the “Original Warrant Agreement”; except as otherwise noted, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Original Warrant Agreement);

WHEREAS, pursuant to the Original Warrant Agreement, the Company issued 8,000,000 Private Placement Warrants to the Sponsor, which will remain issued to the Sponsor as of the closing of the Business Combination (as defined below);

WHEREAS, pursuant to the Original Warrant Agreement, the Company issued 15,000,000 Public Warrants;

WHEREAS, prior to the Amalgamation (as defined below) all of the Warrants were governed by the Original Warrant Agreement;

WHEREAS, on February 15, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Parentco, and Li-Cycle Corp., an Ontario corporation (“Li-Cycle”);

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, (a) the Company was continued as a corporation existing under the laws of the Province of Ontario (the “Continuance” and the Company as so continued, “Peridot Ontario”), and in connection therewith, (x) the Class A ordinary shares, par value $0.0001 per share, of the Company (the “Company’s Class A Ordinary Shares”), the Class B ordinary shares, par value $0.0001 per share, of the Company, and the warrants to purchase the Company’s Class A Ordinary Shares, in each case, issued and outstanding immediately prior to the Continuance became an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario; (b) following the Continuance, the Class B common shares were converted into Class A common shares of Peridot Ontario on a one-for-one basis; (c) pursuant to a plan of arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) Peridot Ontario and Li-Cycle Holdings Corp. (“Newco”) , amalgamated (the “Amalgamation”) to form Parentco, and in connection therewith, the Class A common shares of Peridot Ontario and warrants to purchase Class A common shares of Peridot Ontario were exchanged for an equivalent number of common shares of Parentco (the “ParentcoShares”) and warrants to purchase an equivalent number of ParentcoShares; and (d) the Class A preferred shares of Li-Cycle will be converted into and exchanged for common shares of Li-Cycle and, on the terms and subject to the conditions set forth in the Arrangement, Amalco will acquire all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders in exchange for Amalco Shares having an aggregate equity value of $975 million assuming a $10 per share equity value (the “Share Exchange”). The Continuance, the Amalgamation, the Share Exchange and the other transactions consummated pursuant to the Business Combination Agreement are hereinafter referred to as the “Business Combination”;

WHEREAS, under the terms of the Arrangement, all rights, contracts, permits and interests of the Company and Newco will continue as rights, contracts, permits and interests of Parentco and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of Peridot and Newco under any such rights, contracts, permits and interests;

WHEREAS, Section 9.8 of the Original Warrant Agreement provides that the Company and the Warrant Agent may amend the Original Warrant Agreement without the consent of any registered holders for the purpose of (a) curing any ambiguity or to correct any mistake, including to conform the provisions to the description of the terms of the Warrants and the Original Warrant Agreement set forth in the prospectus relating to the Company’s initial public offering, or defective provision contained therein, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 of the Original Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Original Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Original Warrant Agreement; and

WHEREAS, upon the closing of the Business Combination, and as provided in Section 4.5 of the Original Warrant Agreement, each of the issued and outstanding Warrants prior to the Business Combination will no longer be exercisable for the Company’s Class A Shares but instead will be exercisable (subject to the terms and conditions of the Original Warrant Agreement as amended hereby) for Parentco Shares;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.    Performance of Warrant Agreement; Consent.

1.1    Performance of Warrant Agreement. Parentco hereby agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Original Warrant Agreement (as amended hereby) arising from and after the Closing.

1.2    Consent. The Warrant Agent hereby consents to the assumption of the Original Warrant Agreement by Parentco from the Company pursuant to Section 1.1 hereof and the Amalgamation effective as of the Closing, and to the continuation of the Original Warrant Agreement in full force and effect from and after the Closing, subject at all times to the Original Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Original Warrant Agreement and this Agreement.

2.    Amendment of Original Warrant Agreement. Parentco and the Warrant Agent hereby amend the Original Warrant Agreement as provided in this Section 2, effective as of the Closing, and acknowledge and agree that the amendments to the Original Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

2.1    Preamble. The preamble on page one of the Original Warrant Agreement is hereby amended by deleting “Peridot Acquisition Corp., a Cayman Islands exempted company” and replacing it with “Li-Cycle Holdings Corp., a corporation amalgamated under the laws of the Province of Ontario”. As a result thereof, all references to the “Company” in the Original Warrant Agreement shall be references to Li-Cycle Holdings Corp. rather than Peridot Acquisition Corp.

2.2    Recitals. The recitals on pages one and two of the Original Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on September 23, 2020, Peridot Acquisition Corp. (“Peridot”) entered into that certain Private Placement Warrants Purchase Agreement, with Peridot Acquisition Sponsor, LLC (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 8,000,000 warrants simultaneously with the closing of the Offering (as defined below) (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, on September 28, 2020, Peridot consummated its initial public offering (the “Offering”) of 30,000,000 units (the “Units”), with each Unit consisting of one Class A ordinary share of Peridot, par value $0.0001 per share (“Peridot’s Class A Ordinary Shares”), and one-half of one warrant, where each warrant entitled the holder to purchase one Peridot Class A Ordinary Share at a price of $11.50 per share (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”); and

WHEREAS, Peridot filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, Nos. 333-248608 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Peridot Class A Ordinary Shares included in the Units; and

WHEREAS, Peridot, the Company and Li-Cycle Corp., an Ontario corporation (“Li-Cycle”), consummated the transactions pursuant to that certain Business Combination Agreement, dated as of February 15, 2021 (the “Business Combination Agreement”), pursuant to which (a) Peridot continued as a corporation exisitng under the laws of the Province of Ontario (the “Continuance” and Peridot as so continued, “Peridot Ontario”), and in connection therewith, (x) Peridot’s Class A Ordinary Shares, the Class B ordinary shares, par value $0.0001 per share, of Peridot (“Peridot’s Class B Ordinary Shares”), and the warrants to purchase Peridot’s Class A Ordinary Shares, in each case, issued and outstanding immediately prior to the Continuance became an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario; (b) following the Continuance, the Class B common shares of Peridot Ontario converted into Class A common shares of Peridot Ontario on a one-for-one basis; (c) pursuant to a plan of arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario), Peridot Ontario and Li-Cycle Holdings Corp. (a predecessor of the Company)(“Newco”) amalgamated (the “Amalgamation”), and in connection therewith, the Class A common shares of Peridot Ontario and warrants to purchase Class A common shares of Peridot Ontario were exchanged for an equivalent number of common shares of the Company (“Common Shares”) and warrants to purchase an equivalent number of Common Shares; and (d) the Class A preferred shares of Li-Cycle converted into common shares of Li-Cycle and, on the terms and subject to the conditions set forth in a plan of arrangement, the Company acquired all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders in exchange for Common Shares having an aggregate equity value of $975 million assuming a $10 per share equity value (the “Share Exchange”). The Continuance, the Amalgamation, the Share Exchange and the other transactions consummated pursuant to the Agreement are hereinafter referred to as the “Business Combination”; and

WHEREAS, under the terms of the Arrangement, all rights, contracts, permits and interests of the Company and Newco will continue as rights, contracts, permits and interests of Parentco and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of Peridot and Newco under any such rights, contracts, permits and interests;; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, Parentco and the Warrant Agent entered into a Warrant Amendment Agreement (the “Warrant Amendment Agreement”) pursuant to which, among other things, Parentco agreed to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Warrant Agreement (as amended by the Warrant Amendment Agreement) arising from and after the Closing (as defined in the Business Combination Agreement);

WHEREAS, effective as of the Closing, each of the issued and outstanding Warrants is no longer exercisable for Peridot Class A Ordinary Shares but instead is exercisable for Common Shares of Parentco ; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3    Detachability of Warrants. Section 2.4 of the Original Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein is hereby amended for all purposes of the Original Warrant Agreement to mean a day, other than a Saturday, Sunday or federal holiday, on which banks in Toronto, Ontario and New York, New York are generally open for normal business .

2.4    Defined Terms.

(a)

All references to “Ordinary Shares” in the Original Warrant Agreement are hereby deleted and replaced with the term “Common Shares.” As a result thereof, all such references shall be references to the Common Shares of Li-Cycle Holdings Corp. rather than the Class A Ordinary Shares of Peridot Acquisition Corp.

(b)

All references to an “initial Business Combination” in the Original Warrant Agreement are hereby deleted and replaced with the term “Business Combination.” As a result thereof, all such references shall be reference to the Business Combination of Li-Cycle Holdings Corp. as defined above rather than the initial business combination of Peridot Acquisition Corp.

(c)

All references to “Working Capital Warrants” in the Original Agreement are hereby deleted and each sentence in the Original Agreement which contained such references shall be deemed to have been revised to account for such deletions.

2.5    Notices. Section 9,2 of the Original Warrant Agreement is hereby deleted and replaced with the following:

Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Li-Cycle Holdings Corp.

2351 Royal Windsor Dr. Unit 10

Mississauga, ON L5J 4S7

Attention:    General Counsel

with a copy to (which will not constitute notice):

McCarthy Tétrault LLP

66 Wellington St W Suite 5300

Toronto, ON M5K 1E6

Attention:    Jonathan Grant and Fraser Bourne

with a copy to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention:     Paul M. Tiger and Andrea Merediz Basham

2.6    Warrant Certificate. The Warrant Certificate contained in Exhibit A of the Original Warrant Agreement is hereby deleted and replaced with the Warrant Certificate contained in Exhibit A hereto.

2.7    Legend. The restricted legend contained in Exhibit B of the Original Warrant Agreement is hereby deleted and replaced with the Warrant Certificate contained in Exhibit B hereto.

3.    Miscellaneous Provisions.

3.1    Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

3.2    Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.3    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

3.4    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.5    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.7    Entire Agreement. This Agreement and the Original Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name:	Ajay Kochhar
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

Li-Cycle Holdings Corp.

Incorporated Under the Laws of Ontario

CUSIP 50202P113

Warrant Certificate

This Warrant Certificate certifies that [                ], or registered assigns, is the registered holder of [                ] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase common shares (“Common Shares”), of Li-Cycle Holdings Corp., an Ontario corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Common Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Common Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Common Share, the Company shall, upon exercise, round down to the nearest whole number the number of Common Shares to be issued to the Warrant holder. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Common Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

LI-CYCLE HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [                ] Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of September 23, 2020 and as amended as of August 10, 2021 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Common Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Common Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Common Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Company shall, upon exercise, round down to the nearest whole number of Common Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [                ] Common Shares and herewith tenders payment for such Common to the order of Li-Cycle Holdings Corp. (the “Company”) in the amount of $[                ] in accordance with the terms hereof. The undersigned requests that a certificate for such Common Shares be registered in the name of [                ], whose address is [                ] and that such Common Shares be delivered to [                ] whose address is [                ]. If said [                ] number of Common Shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of [                ], whose address is [                ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Common Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Common Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Common. If said number of shares is less than all of the Common purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Shares be registered in the name of [                ], whose address is [                ] and that such Warrant Certificate be delivered to [                ], whose address is [                ].

[Signature Page Follows]

Date: [                ], 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG PERIDOT ACQUISITION CORP, PERIDOT ACQUISITION SPONSOR, LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH LI-CYCLE HOLDINGS CORP. (THE “COMPANY”) COMPLETES THE BUSINESS COMBINATION (AS DEFINED IN THE RECITALS OF THE WARRANT AGREEMENT, AS AMENDED, REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT, AS AMENDED) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND COMMON SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES ARE ENTITLED TO REGISTRATION RIGHTS UNDER AN INVESTOR AND REGISTRATION RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND THE PARTIES THERETO.

NO. [                ] WARRANT